Exhibit 6.4

              STOCK PURCHASE AND NET PROFITS INTEREST AGREEMENT


         This Stock Purchase and Net Profits Interest Agreement ("Agreement") is made and entered into to be effective the 20th day of November, 1995, by and between CLIFTON MINING COMPANY (the "Company") and THE SUNDAY SCHOOL BOARD OF THE SOUTHERN BAPTIST CONVENTION, a Tennessee non-profit corporation, by its authorized agent K. BRUCE JONES ("Jones").

                                   WITNESSETH:

         WHEREAS, Jones desires to purchase 250, 000 shares of restricted preferred stock and a Net Profits Interest by payment to the Company of $375, 000 all as set forth in this Agreement; and

         WHEREAS, the Company desires to issue to Jones 250, 000 shares of restricted preferred stock and a Net Profits Interest all as set forth in this Agreement; and

         WHEREAS, this Agreement supersedes and replaces that certain letter agreement between the parties dated September 1, 1995; and

         WHEREAS, American Consolidated Mining Co. ("American") has agreed to lease (or otherwise convey) certain real and personal property at Gold Hill, Utah to the Company as the site for the construction by the Company of a milling facility to process approximately 500 tons per day (the "Mill") alt as set forth in a separate agreement; and

         NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, the parties hereto hereby agree that the foregoing recitals are incorporated into this Agreement by this reference and further agree as follows:

1. Purchase of Preferred Stock and Net Profits Interest. Jones hereby agrees to purchase from the Company, and the Company hereby agrees to issue and sell to Jones an aggregate of 250, 000 shares of restricted 1993 Series Preferred A Stock, par value $0. 001 (the "Preferred Stock"), and a Net Profits Interest as defined and described in this Agreement (uNet Profits Interest. ") The aggregate purchase price of $375, 000 for Jones's purchase of Preferred Stock and the Net Profits Interest was paid by wire transfer of $210, 000 on or about September ], 1995 and the balance of $165, 000 was wire transferred on or about October 19, 1995. A certificate representing 125, 000 shares of Preferred Stock was delivered to Jones on or about October 21, 1995, and a certificate representing an additional 125, 000 shares of Preferred Stock will be delivered upon execution of this Agreement.

2, Payment of Net Profits Interest. Except as provided in paragraphs 3 and 5, the Company hereby agrees to pay to Jones 20% of Net Profits (the "Net Profit Interest") tor all ores and minerals mined or otherwise recovered and removed from the Company's mining claims, (as such are presently constituted), that are milled in the Mill and thereafter sold by or for the account of the Company after processing, smelting or refining ("Ores and Minerals"). "Net Profits" means the amount actually received by the Company from the sale of Ores and Minerals less, but only to the extent actually incurred and born by the Company (and its subsidiaries, if any): (1) charges and costs, if any, for mining, [1] extraction,

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[1] Mining costs shall mean costs and expenses accrued or incurred in accordance with generally accepted accounting principals by the Company in exploring for, developing, mining, extracting, removing, and transporting to the Mill Ores and Minerals. Such costs and expenses shall include, without limitation, those incurred for labor,

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milling, [2] treatment, processing, or other beneficiation, including but not limited to crushing and screening; (2) charges and costs, if any, for exploration and development; (3) charges and costs, if any, for transportation to places where Ores and Minerals are milled, treated, processed or otherwise beneficiatcd, smelted, refined and sold; (4) charges, costs and penalties, if any, for smelting, refining and marketing; (5) operating costs of the Company, including general and administrative expenses, 3 relative to and not otherwise covered by the foregoing described items; (6) depreciation; (7) sales, use, gross receipts, severance and other taxes, if any, payable with respect to severance, production, removal, sale or disposition of Ores and Minerals, but excluding any taxes on net income; and (8) real and personal property taxes.

The Net Profits Interest shall be paid by the Company to Jones on or before the 45th day after the last day of the Company's fiscal quarter in which the Company receives payment for sale of the Ores and Minerals. The Company agrees to keep full, true, and accurate records and books of account of all transactions connected with its business and particularly with respect to its calculation of the Net Profits Interest. Jones shall have the right to examine and inspect such of the records and books of account of the Company at any reasonable time during normal business hours as are reasonably necessary to verify the accuracy of payments made or payable by the Company.

3. Termination of Net Profits Interest. The Company shall pay to Jones the 20% Net Profits Interest as described in paragraph 2 above until such time as the Company shall have paid to Jones the aggregate amount of $1, 200, 000 (whether from Net Profits Interest payments or otherwise) at which time the payment obligations of the Company shall cease. The Company agrees to use its best efforts to continue to operate the Mill until it shall have paid to Jones the aggregate amount of $1, 200, 000 (whether from Net Profits Interest payments or otherwise) which best efforts shall not require continued operations if the Mill is operating at a loss or the Company is otherwise financially unable to continue operation of the Mill; provided further that at any time after the Company has paid to Jones the aggregate amount of $1, 200, 000, at which time the payment obligations of the Company shall cease, the Company may terminate the operation of the Milt tor any reason or may continue to operate the Mill in its sole discretion without any liability to Jones; provided further that if the Company terminates the operation of the Mill at any time prior to the payment to Jones of $1, 200, 000, the Net Profits Interest shall then be transfered and attach to any other mill then owned and operated by the Company to the extent that the Company has at that time an unallocated interest in the net profits of such other mill in the amount of at least 20% and such payment obligations shall then continue until the aggregate amount paid to Jones

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machinery operation, fuel, explosives and other materials, exploration drilling, developmental or ore delineation drilling, a reasonable allowance for depreciation and amortization of mining equipment and machinery (regardless of when acquired), a reasonable allowance for depletion and a reasonable allowance for future costs anticipated to be incurred by the Company in reclaiming the property in accordance with applicable laws and regulations The Company agrees that exploration and development costs shall not exceed $4. 00 per ton and reclamation costs shall not exceed $1. 50 per ton.

[2] Milling costs shall mean costs and expenses incurred by the Company in milling or processing Ores and Minerals at the Mill. The Company shall be entitled to a reasonable allowance for depreciation of Mill facilities and equipment.

[3] General and administrative costs shall mean costs and expenses incurred by the Company and properly allocable to the production of Ores and Minerals from the mining claims of the Company. General and administrative costs shall also include interest costs incurred in any bona fide financing transaction directly related to the development, operation, or commercialization of the mining claims of the Company with a view to process the mined material through the Mill, or in connection with the construction or operation of the Mill. The Company agrees that general and administration costs shall not exceed $4. 50 per ton.

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with respect to both the Mill and the other mill totals $1, 200, 000 at which time the payment obligations of the Company shall cease.

4. Other Production Royalties. Jones acknowledges that the Company intends to issue Net Profits Interests to other persons such that the aggregate of such Net Profits Interests, including those held by Jones, may be up to approximately 61% thus leaving to the Company a remaining interest in the Met Profits of approximately 39%. Jones also acknowledges that American previously received and continues to hold a 2. 5% net smelter return from all ores and minerals mined or otherwise recovered and removed from the Company's mining claims, regardless of the location of processing of such ore and minerals, and that such net smelter return payment is higher in priority of payment than the Net Profits Interest created by this and other agreements the holders of which net profits interest have equal priority as between themselves.

5. Assignment. The Net Profits Interest held by Jones pursuant to this Agreement may be assigned and transferred by Jones in whole or in part; provided, however, that Jones shall notify the Company in advance of its desire to assign and transfer such interest and shall cooperate with the Company in all efforts necessary for Jones and the Company to comply with state and federal securities laws which may be applicable to such assignment.

6. Mill Not Constructed. Jones acknowledges that the Company is currently constructing the Mill on site and has purchased the majority of equipment and facilities needed to operate the Mill but is relying on receipt of funds from others to use in completing construction of the Mill and conducting mining, extraction, milling and other operations. If the Company is not able to successfully complete and operate the Mill or is otherwise not able to commence or continue mining operations for Ores and Minerals to be processed at the Mill or any other mill owned and operated by the Company, as a result of force majeure or otherwise, no net profits would be generated as defined by this agreement. Because of the existing relationship between Jones and the Company resulting from Jones's appointment to the board of directors as set forth in paragraph 7, stock ownership and current discussions with the Company, Jones is aware of the current status of fund raising by the Company and the prospects for successful completion thereof.

7. Appointment to Board of Directory. The Company hereby agrees to increase the size of its board of directors and to name K. Bruce Jones to one of the vacancies created by such increase within thirty days of the execution hereof.

8. Jones's Representations and Warranties. Jones hereby represents and warrants to the Company as follows:

         8. 1 Authority. The execution of this Agreement has been duly authorized by all necessary action by Jones. Further, this Agreement is a valid and binding agreement of Jones which is enforceable in accordance with its terms except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application relating to or affecting enforcement of creditors' rights and by general equitable principles.

         8.2 Accreditation and Experience. Jones is an "accredited investor" as that term is defined in Regulation D promulgated under the Securities Act of 1933, as amended (the "Act") in that Jones is a Tennessee non-profit corporation that has total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Preferred Stock and Net Profits Interest. Jones has such knowledge and experience in business and financial matters that it is capable of evaluating the merits and risks of its

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investment hereunder and protecting its own interests in connection with this transaction. Jones has adequate means of providing for its current needs and possible contingencies and has no need in the foreseeable future for liquidity of an investment in the Company.

         8.3 Investment. Jones is acquiring the Preferred Stock and Net Profits Interest for investment for its own account, and not with the view to, or for resale in connection with, any distribution thereof or with any present intention of distributing or selling the Units. Jones understands that the Preferred Stock and Net Profits Interest will not be registered under the Act, by reason of a specific exemption from the registration provisions of the Act which depends upon, among other things, the bona fide nature of Jones's investment intent as expressed herein.

         8.4 Restrictive Legend. Each certificate representing the Company's Preferred Stock and Net Profits Interest shall be stamped or otherwise imprinted with a legend in the following form (in addition to any legend required under applicable state securities laws):

         THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. SUCH SHARES MAY NOT BE SOLD OR TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION STATEMENT THEREFOR OR AN OPINION OF COUNSEL FOR THE COMPANY THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE SECURITIES ACT OF 1933.

         8.5 Rule 144. Jones acknowledges that the Preferred Stock and Net Profits Interest must be held indefinitely unless subsequently registered under the Act or an exemption from such registration is available. Jones is aware of the provisions of Rule 144 promulgated under the Act ("Rule 144") which permit limited resale of securities purchased in a private placement (I) by non-affiliates of the Company not less than three years after a party has purchased and paid for the security to be sold or (ii) subject to the satisfaction of certain conditions, including, among other things, the existence of a public market for the securities, the availability of certain current public information about the Company, the resale occurring not less than two years after a party has purchased and paid for the security to be sold, the sale being effected through a "broker's transaction" or in transactions directly with a "market maker" (as provided by Rule 144(f)) and the number of securities being sold during any three-month period not exceeding specified limitations.

         8.6 No Public Market/Finder's Fee. Jones understands that no public market now exists for any of the securities issued by the Company. Jones has been informed that a finder's fee of $25, 000 and a 5% of net profits interest is being paid in connection with Jones' investment.

         8.7 Access to Data. Jones (a) has received and reviewed the Company's Business Plan which contains a description of the Company's business, management and financial affairs, (b) has discussed such information with the Company's management, (c) has reviewed the Company's books, records and other documents to the extent desired, and (d) has obtained any additional information requested (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify the accuracy of any information furnished to it or to which it had access.

         8.8 State of Residence. Jones hereby represents and acknowledges that Mr. K. Bruce Jones holds discretionary authority for Jones, that ail negotiations with the Company have been conducted with Mr. K. Bruce Jones as agent for Jones at his place of business in Georgia, and that the state of Georgia

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shall be considered the state of residence of Jones and shall be relied on by the Company in complying with the state securities laws of such state of residence. Certificates representing shares shall be sent to Mr. K. Bruce Jones but shall be registered in the name of Jones' account trustee as follows:

                        HOW & CO.
                        Northern Trust Company
                        Physical Receipt
                        30 Broad Street 19th Floor
                        Sunday School Board [26-03683]
                        New York, New York 10004

9. Use of Proceeds. The Company intends to apply the Jones proceeds from the issuance of the Preferred Stock and Net Profits Interest to the construction of the Mill, Mining Costs, Milling Costs and General and Administrative Costs (including salary expenses) of the Company, as those terms are defined in the recitals and paragraph 2 of this agreement.

                                   CLIFTON MINING COMPANY


                                   By: /s/ William D. Moeller           11/21/95
                                      ------------------------------------------
                                       William D. Moeller, President      Date


                                   THE SUNDAY SCHOOL BOARD OF
                                     THE SOUTHERN BAPTIST CONVENTION
                                   c/o K. Bruce Jones & Associates, Inc.
                                   4885 Olde Towne Parkway
                                   Marietta, Georgia 30068


                                   By: /s/ K. Bruce Jones               11-20-95
                                      ------------------------------------------
                                      K. Bruce Jones, Authorized Agent    Date

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